Exhibit 99

Humana Reports Second Quarter Financial Results;

Increases Projected 2008 EPS;

Provides Updates on Acquisition and Share Repurchase Activity

  $1.24 EPS for second quarter ahead of management’s expectations
  Full year 2008 EPS now projected in the range of $4.30 to $4.40
  Signed definitive agreement to acquire Cariten Healthcare
  Share repurchase authorization increased to $250 million

LOUISVILLE, Ky.--(BUSINESS WIRE)--Humana Inc. (NYSE: HUM) today reported financial results for the quarter ended June 30, 2008 (2Q08) including diluted earnings per common share (EPS) of $1.24 compared to $1.28 per share for the quarter ended June 30, 2007 (2Q07). The 2Q08 results were ahead of management’s previous guidance for EPS of $1.15 to $1.20, primarily due to better-than-anticipated financial results for the company’s stand-alone Medicare Prescription Drug Plan (PDP) offerings.

For the six months ended June 30, 2008 (1H08) the company reported $1.71 in EPS compared to $1.70 for the six months ended June 30, 2007 (1H07). The company’s Commercial Segment operating performance improved year-over-year while improved operating performance in the Government Segment’s Medicare Advantage business was more than offset by the previously announced PDP operating shortfall.

“We had a good quarter across all our lines of business and with our PDP issue playing out better than expected, we’ve raised EPS guidance for the year and are well positioned for a strong 2009,” said Michael B. McCallister, Humana’s president and chief executive officer of Humana.

In light of the better-than-anticipated second quarter results, the company now anticipates achieving EPS for the year ending December 31, 2008 (FY08) in the range of $4.30 to $4.40, up from its previous guidance of $4.10 to $4.35.

Revenues – 2Q08 consolidated revenues rose 14 percent to $7.35 billion from $6.43 billion in 2Q07, with total premium and administrative services fees also up 14 percent compared to the prior year’s quarter. This year-over-year increase was primarily driven by higher average membership in 2Q08 versus 2Q07 for the company’s Medicare Advantage, Commercial medical and specialty products as well as higher premium yields for the company’s Medicare Advantage products.

1H08 consolidated revenues rose 13 percent to $14.31 billion from $12.63 billion in 1H07 with total premium and administrative services fees up 13 percent compared to the prior year’s period, also driven primarily by similar increases in average enrollment and premium yields as those affecting the year-over-year comparisons for 2Q08.

Benefit expenses – The 2Q08 consolidated benefits ratio (benefit expenses as a percent of premium revenues) was higher than that for the prior year’s quarter, as expected. The 2Q08 consolidated benefits ratio of 85.0 percent compares to 83.4 percent in 2Q07. This year-over-year increase was primarily driven by a 200 basis point increase in the Government Segment benefits ratio associated with higher PDP claim expenses.

The consolidated benefits ratio for 1H08 of 85.8 percent was 70 basis points higher than the 1H07 consolidated benefits ratio of 85.1 percent with a 140 basis points increase in this year-to-date metric for the Government Segment outpacing the 110 basis point improvement year to date in the benefits ratio for the Commercial Segment.

Selling, general, & administrative (SG&A) expenses – The 2Q08 consolidated SG&A expense ratio (SG&A expenses as a percent of premiums, administrative services fees and other revenue) declined 40 basis points to 12.6 percent for 2Q08 from 13.0 percent in 2Q07. The year-over-year improvement reflects the combined result of declines in the SG&A expense ratio for both of the company’s business segments.

The SG&A expense ratio for 1H08 of 13.2 percent was unchanged from that for 1H07 of 13.2 percent as a 70 basis point increase in this metric for the Commercial Segment was essentially offset by a 30 basis point improvement in the SG&A expense ratio for the Government Segment.

Government Segment Results

Pretax results:

  Primarily as a result of less favorable 2008 PDP operating results, 2Q08 Government Segment pretax earnings were lower than 2Q07, with pretax income of $249.4 million in 2Q08 compared to $288.8 million in 2Q07. The year-over-year decline in operating performance was partially offset by improved operating performance in the company’s Medicare Advantage business.

  For 1H08, pretax earnings for the Government Segment of $246.2 million declined by 20 percent versus 1H07 pretax earnings for the segment of $306.7 million, also primarily reflecting the less favorable performance year over year in the company’s stand-alone PDP business, partially offset by improved Medicare Advantage performance.

Enrollment:

  Medicare Advantage membership grew to 1,345,000 at June 30, 2008, an increase of 211,300 members, or 19 percent from June 30, 2007, up 77,300, or 6 percent versus March 31, 2008, and 202,000 members, or 18 percent year to date. Net Medicare Advantage membership gains for 2Q08 include 40,700 members from acquisitions completed during the quarter.
  Membership in the company’s stand-alone PDPs totaled 3,105,200 at June 30, 2008 compared to 3,440,100 at June 30, 2007 and 3,150,200 at March 31, 2008.
  Military services membership at June 30, 2008 of 2,943,800 was up approximately 3 percent from June 30, 2007 and essentially unchanged from March 31, 2008.

Premiums and administrative services fees:

  Medicare Advantage premiums of $3.49 billion in 2Q08 increased 25 percent compared to $2.80 billion in 2Q07, primarily the combined result of a 17 percent increase in average membership and higher per member premium revenues.
  Medicare stand-alone PDP premiums of $905.1 million in 2Q08 decreased 14 percent compared to $1.05 billion in 2Q07, primarily the result of a 10 percent decline in average membership versus that for 2Q07.
  Military services premiums and administrative services fees during 2Q08 increased $83.8 million to $824.4 million compared to $740.6 million in 2Q07.

Benefit Expenses:

  The Government Segment benefits ratio increased 200 basis points to 86.3 percent in 2Q08 compared to 84.3 percent in the prior year’s quarter. As previously noted, improved operating performance year over year in the company’s Medicare Advantage business was more than offset by an increase in the stand-alone PDP benefits ratio.

SG&A Expenses:

  The Government Segment’s SG&A expense ratio for 2Q08 of 9.5 percent was 50 basis points lower than that for 2Q07 of 10.0 percent and improved 120 basis points from the first quarter of 2008. The improvements were primarily driven by leverage associated with higher average Medicare Advantage membership and increased Medicare premium yields. The sequential improvement also reflects lower marketing and other administrative expenses associated with the Medicare selling season for 2008 enrollment which concluded during the first quarter of 2008.

Commercial Segment Results

Pretax results:

  Commercial Segment pretax earnings increased 49 percent year over year, to $75.6 million in 2Q08 compared to $50.8 million in 2Q07. This favorable performance was produced by continued strength in the company’s areas of strategic Commercial focus – individual, small-group, ASO and consumer plans – as well as overall underwriting discipline and growth from specialty-product acquisitions in the fourth quarter of 2007.

  The segment’s 40 percent increase in pretax earnings for 1H08 ($202.7 million versus $145.2 million in 1H07) was also primarily attributable to the factors outlined above.

Enrollment:

  Commercial Segment medical membership grew 279,800 members to 3,558,500 at June 30, 2008, an increase of 9 percent from the June 30, 2007 medical membership for the segment of 3,278,700 and up 3 percent year to date. On an organic basis, Commercial Segment medical membership grew 120,800 members, or 4 percent year-over-year and 43,800 members, or 1 percent year to date.
  Organic medical membership growth in strategic commercial lines of business for 2Q08 compared to 2Q07 were as follows: HumanaOne membership increased 45 percent, Smart plans and other consumer offerings membership grew 23 percent, Small Group business membership increased 13 percent and ASO membership was essentially unchanged.
  Membership in Commercial Segment specialty products(a) at June 30, 2008 rose to 6,744,400 compared to 1,930,000 at June 30, 2007, primarily driven by the addition of membership from two specialty-product companies acquired during the fourth quarter of 2007. Specialty membership was essentially unchanged from December 31, 2007.

Premiums and administrative services fees:

  Premiums and administrative services fees for the Commercial Segment increased 17 percent to $1.85 billion in 2Q08 compared to $1.59 billion in the prior year’s quarter, primarily due to revenues associated with acquired companies and growth in strategic lines of business.
  Commercial Segment medical premiums for fully-insured groups increased approximately 2 percent on a per-member basis during 2Q08 compared to 2Q07 reflecting a shift in the mix of fully-insured group business from the prior year’s quarter to include less groups with higher-than-average premiums.

Benefit Expenses:

  The Commercial Segment benefits ratio for 1H08 improved 110 basis points year over year, primarily reflecting the impact of specialty product acquisitions, together with continued underwriting discipline. In 2Q08, the benefits ratio of 81.0 percent was 30 basis points higher than the 2Q07 benefits ratio of 80.7 percent, primarily due to the 2Q07 benefits ratio including a modest impact of favorable prior period development related to 1Q07 medical claims estimates. The first two quarters of 2008 more precisely reflect the sequential claims patterns for the company’s growing book of high-deductible health plans.

SG&A Expenses:

  The Commercial Segment SG&A expense ratio of 21.5 percent for 2Q08 compares to 21.8 percent in 2Q07, primarily driven by leverage associated with an 8 percent increase in average Commercial medical membership as well as higher specialty product membership acquired via transactions that closed in the fourth quarter of 2007.

Balance Sheet

  Cash and cash equivalents of $1.17 billion at June 30, 2008 declined $513.6 million from March 31, 2008 primarily due to the completion of two acquisitions, ordinary course cash transfers into investment securities, and share repurchases during 2Q08.
  Parent company cash and investments decreased to $171.5 million at June 30, 2008 from $535.7 million at December 31, 2007. In addition to the completion of two acquisitions and share repurchases during 1H08, the parent company received dividends from operating subsidiaries of $296.0 million versus $377.0 million in 1H07, primarily attributable to lower-than-anticipated dividends from entities operating stand-alone PDPs.
  Net premiums receivable at June 30, 2008 of $987.1 million were up $239.3 million from March 31, 2008 primarily due to an increase in certain Medicare premiums receivable. The company collected the related $257.4 million balance outstanding on that receivable at June 30, 2008 in July 2008.
  Days in claims payable of 57.2 at June 30, 2008 reflect an increase of 0.3 days from 56.9 at March 31, 2008.
  Debt-to-total capitalization at June 30, 2008 was 28.0 percent, down 30 basis points from 28.3 percent at March 31, 2008. During 2Q08 the company completed an aggregate offering of $750 million of senior notes, the net proceeds of which were used to repay all outstanding borrowings against the company’s $1.00 billion bank credit agreement.

Cash Flows from Operations

Cash flows provided by operations for 2Q08 of $104.0 million compared to cash flows provided by operations of $477.3 million in 2Q07 primarily reflecting changes in working capital accounts. Net premiums receivable at June 30, 2008 of $987.1 million were up $239.3 million from March 31, 2008 primarily due to an increase in certain Medicare premiums receivable. The company collected the related $257.4 million balance outstanding on that receivable at June 30, 2008 in July 2008.

The company also evaluates operating cash flows on a non-GAAP basis(b).

Cash flows from operations ($ in millions)	2Q08	2Q07	1H08	1H07
GAAP cash flows provided by operations	$104.0	$477.3	$108.5	$2,051.7
Timing of premium payment from CMS(b)	—	(45.6)	—	(1,175.3)
Non-GAAP cash flows provided by operations(b)	$104.0	$431.7	$108.5	$876.4

Non-GAAP cash flows provided by operations declined to $104.0 million(b) in 2Q08 from $431.7 million(b) in 2Q07 also driven primarily by the changes in working capital accounts described above.

Acquisition Activity

The company also announced today that it had signed a definitive agreement to purchase PHP Companies, Inc. (d/b/a Cariten Healthcare) (Cariten), from Knoxville, Tennessee-based Covenant Health for cash consideration of approximately $245 million. The transaction is anticipated to close during the fourth quarter of 2008 and is not anticipated to materially affect Humana’s earnings guidance for the FY08.

During 2Q08 the company also announced its intent to acquire Metcare Health Plans, Inc. (Metcare) in Florida and completed its acquisitions of the SecureHorizons Medicare Advantage HMO business in Las Vegas, Nevada and OSF Health Plans in Illinois.

Share Repurchase Program

In February 2008, the company’s Board of Directors authorized the use of up to $150 million for share repurchases. As of August 1, 2008, the company had repurchased approximately 2.1 million of its outstanding shares at an average price per share of $44.19 and had approximately $57.2 million remaining on the February 2008 authorization.

The company also announced today that its Board of Directors had increased the company’s share repurchase authorization for use of up to $250 million for this program, excluding the $92.8 million used year to date in connection with the February 2008 authorization. These discretionary repurchases may be made from time to time in the open market or in privately negotiated transactions. The program has an end date of December 31, 2009.

Footnotes

(a)	The Commercial Segment provides a full range of insured specialty products including dental, vision and other supplemental products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed-benefit products including cancer and critical illness policies.
(b)	The company believes that the non-GAAP measures included in this release, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release contains statements and earnings guidance points that are forward-looking. The forward-looking items herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking items may be significantly impacted by certain risks and uncertainties described in the following company documents, as filed with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2007;
  Form 10-Q for the quarter ended March 31, 2008;
  Form 8-Ks filed during 2008.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 11.5 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

Over its 47-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference calls;
  Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information.

Humana Inc. – Earnings Guidance Points as of August 4, 2008
(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2008 (Excludes pending acquisitions of Metcare and Cariten)	Comments
Diluted earnings per common share	Full year 2008: $4.30 to $4.40	Excludes impact of future share repurchases
Third quarter 2008: $1.45 to $1.50

Revenues	Consolidated revenues: $28 billion to $30 billion

Premiums and ASO fees:
Medicare Advantage: $13 billion to $14 billion;
Medicare stand-alone PDPs: Approximately $3.4 billion;
Military services: $3.3 billion to $3.5 billion;
Commercial Segment: Approximately $7.5 billion

Consolidated investment income: $345 million to $355 million

Consolidated other revenue: $190 million to $200 million

Ending medical membership (fully-insured and ASO combined)	Medicare Advantage: Up approximately 240,000 from prior year	Includes 40,700 Medicare Advantage members acquired via acquisitions completed year to date
Medicare stand-alone PDPs: Down approximately 370,000 from prior year

Military services: No material change from prior year

Medicaid: Down approximately 180,000 from prior year

	Commercial: Up approximately 150,000 from prior year	Includes 63,000 Commercial members acquired via acquisitions completed year to date

Benefit expenses	Medicare products: benefits ratio in the range of 85.0% to 85.5%	Medicare Advantage and stand-alone PDP combined
Commercial fully-insured groups:
Same-store net benefit expense trends and premium yields of 6% to 7% (2% to 3% including the impact of changes in the company's business mix)

Secular Commercial benefit expense trend components as follows: inpatient hospital utilization - flat to 1 percent; inpatient and outpatient hospital rates - mid to upper single digits; outpatient hospital utilization - low to mid single digits; physician - mid single digits; and pharmacy - mid to upper single digits.

Secular trends exclude the impact of benefit buy-downs

Selling, general & administrative expense ratio	13.5% to 14%	SG&A expenses as a percent of premiums, administrative services fees, and other revenue

Depreciation & amortization	$215 million to $220 million

Interest expense	$70 million to $75 million

Government Segment operating margins	Medicare products: Approximately 3.5%	Medicare Advantage and stand-alone PDP combined
Military services: 2.5% to 3.0%

Commercial Segment pretax earnings	$280 million to $300 million

Cash flows from operations	$1.0 billion to $1.2 billion

Capital expenditures	Approximately $275 million

Effective tax rate	35.0% to 35.5%

Shares used in computing full-year EPS	Approximately 169 million	Excludes impact of future share repurchases

Humana Inc.
Statistical Schedules
And
Supplementary Information
2Q08 Earnings Release

S-1

Humana Inc.
Statistical Schedules and Supplementary Information
2Q08 Earnings Release

Contents

Page	Description

S-3-4	Consolidated Statements of Income
S-5	Consolidated Balance Sheets
S-6-7	Consolidated Statements of Cash Flows
S-8	Key Income Statement Ratios and Segment Operating Results
S-9	Membership Detail
S-10-11	Premiums and Administrative Services Fees Detail
S-12	Percentage of Ending Membership under Capitation Arrangements
S-13-15	Benefits Payable
S-16	Footnotes

S-2

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended June 30,
			Dollar	Percentage
	2008	2007	Change	Change
Revenues:
Premiums	$7,106,752	$6,223,250	$883,502	14.2%
Administrative services fees	112,964	97,093	15,871	16.3%
Investment income	80,821	72,052	8,769	12.2%
Other revenue	50,325	34,402	15,923	46.3%
Total revenues	7,350,862	6,426,797	924,065	14.4%
Operating expenses:
Benefits	6,038,482	5,190,418	848,064	16.3%
Selling, general and administrative	916,041	826,459	89,582	10.8%
Depreciation	44,141	48,820	(4,679)	-9.6%
Other intangible amortization	9,317	5,444	3,873	71.1%
Total operating expenses	7,007,981	6,071,141	936,840	15.4%
Income from operations	342,881	355,656	(12,775)	-3.6%
Interest expense	17,867	16,066	1,801	11.2%
Income before income taxes	325,014	339,590	(14,576)	-4.3%
Provision for income taxes	115,118	122,744	(7,626)	-6.2%
Net income	$209,896	$216,846	($6,950)	-3.2%

Basic earnings per common share	$1.26	$1.30	($0.04)	-3.1%
Diluted earnings per common share	$1.24	$1.28	($0.04)	-3.1%

Shares used in computing basic earnings per common share	167,146	166,614
Shares used in computing diluted earnings per common share	168,997	169,596

S-3

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Six Months Ended June 30,
			Dollar	Percentage
	2008	2007	Change	Change
Revenues:
Premiums	$13,819,353	$12,227,813	$1,591,540	13.0%
Administrative services fees	224,943	192,957	31,986	16.6%
Investment income	170,780	145,579	25,201	17.3%
Other revenue	95,490	65,261	30,229	46.3%
Total revenues	14,310,566	12,631,610	1,678,956	13.3%
Operating expenses:
Benefits	11,856,516	10,404,418	1,452,098	14.0%
Selling, general and administrative	1,866,486	1,647,069	219,417	13.3%
Depreciation	87,098	84,329	2,769	3.3%
Other intangible amortization	17,318	9,999	7,319	73.2%
Total operating expenses	13,827,418	12,145,815	1,681,603	13.8%
Income from operations	483,148	485,795	(2,647)	-0.5%
Interest expense	34,206	33,984	222	0.7%
Income before income taxes	448,942	451,811	(2,869)	-0.6%
Provision for income taxes	158,876	163,724	(4,848)	-3.0%
Net income	$290,066	$288,087	$1,979	0.7%

Basic earnings per common share	$1.73	$1.73	$0.00	0.0%
Diluted earnings per common share	$1.71	$1.70	$0.01	0.6%

Shares used in computing basic earnings per common share	167,668	166,213
Shares used in computing diluted earnings per common share	169,799	169,276

S-4

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts

	June 30,	March 31,	December 31,	Sequential Change
	2008	2008	2007	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,174,642	$1,688,287	$2,040,453
Investment securities	4,195,562	3,954,830	3,635,317
Receivables, net:
Premiums	987,074	747,806	592,761
Administrative services fees	12,644	11,517	12,780
Securities lending collateral	800,326	973,925	1,337,049
Other	1,290,295	1,233,910	1,114,486
Total current assets	8,460,543	8,610,275	8,732,846	($149,732)	-1.7%
Property and equipment, net	655,431	636,935	637,241
Other assets:
Long-term investment securities	989,253	963,106	1,015,050
Goodwill	1,817,460	1,683,604	1,663,939
Other	1,017,296	868,108	829,998
Total other assets	3,824,009	3,514,818	3,508,987
Total assets	$12,939,983	$12,762,028	$12,879,074	$177,955	1.4%

Liabilities and Stockholders' Equity
Current liabilities:
Benefits payable	$3,105,691	$2,885,371	$2,696,833
Trade accounts payable and accrued expenses	1,350,924	1,356,405	1,268,963
Book overdraft	297,965	291,246	269,226
Securities lending payable	800,326	973,925	1,337,049
Unearned revenues	210,770	227,492	219,780
Total current liabilities	5,765,676	5,734,439	5,791,851	$31,237	0.5%
Long-term debt	1,635,098	1,601,335	1,687,823
Future policy benefits payable	980,257	968,719	980,686
Other long-term liabilities	355,224	405,061	389,777
Total liabilities	8,736,255	8,709,554	8,850,137	$26,701	0.3%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 187,648,393 issued at June 30, 2008	31,275	31,165	31,123
Capital in excess of par value	1,542,378	1,527,979	1,497,998
Retained earnings	3,032,848	2,822,952	2,742,782
Accumulated other comprehensive (loss) income	(51,125)	7,312	14,021
Treasury stock, at cost, 18,755,909 shares at June 30, 2008	(351,648)	(336,934)	(256,987)
Total stockholders' equity	4,203,728	4,052,474	4,028,937	$151,254	3.7%
Total liabilities and stockholders' equity	$12,939,983	$12,762,028	$12,879,074	$177,955	1.4%

Debt-to-total capitalization ratio	28.0%	28.3%	29.5%

S-5

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands

	Three Months Ended June 30,
			Dollar	Percentage
	2008	2007	Change	Change
Cash flows from operating activities
Net income	$209,896	$216,846
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,458	54,264
(Gain) loss on sale of investment securities, net	(8,585)	1,587
Stock-based compensation	13,249	10,462
Provision (benefit) for deferred income taxes	2,761	(17,900)
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(229,603)	139,567
Other assets	(112,388)	(107,522)
Benefits payable	192,924	62,814
Other liabilities	(3,401)	80,889
Unearned revenues	(20,169)	24,692
Other	5,881	11,567
Net cash provided by operating activities	104,023	477,266	($373,243)	-78.2%

Cash flows from investing activities
Acquisitions, net of cash acquired	(262,255)	(224)
Purchases of property and equipment	(64,960)	(43,973)
Proceeds from sales of property and equipment	2	2
Purchases of investment securities	(1,861,577)	(908,244)
Proceeds from maturities of investment securities	102,369	212,471
Proceeds from sales of investment securities	1,389,636	444,692
Change in securities lending collateral	173,599	(296,870)
Net cash used in investing activities	(523,186)	(592,146)	$68,960	11.6%

Cash flows from financing activities
Receipts from CMS contract deposits	590,538	639,722
Withdrawals from CMS contract deposits	(573,184)	(708,277)
Borrowings under credit agreement	175,000	400,000
Repayments under credit agreement	(850,000)	(510,000)
Proceeds from issuance of senior notes	749,247	-
Debt issue costs	(5,480)	-
Change in book overdraft	6,719	5,074
Change in securities lending payable	(173,599)	296,870
Common stock repurchases	(14,714)	(16)
Excess tax benefit from stock-based compensation	167	5,426
Proceeds from stock option exercises and other	824	12,791
Net cash (used in) provided by financing activities	(94,482)	141,590	($236,072)	-166.7%

(Decrease)/increase in cash and cash equivalents	(513,645)	26,710
Cash and cash equivalents at beginning of period	1,688,287	3,694,059

Cash and cash equivalents at end of period	$1,174,642	$3,720,769

S-6

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands

	Six Months Ended June 30,
			Dollar	Percentage
	2008	2007	Change	Change
Cash flows from operating activities
Net income	$290,066	$288,087
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104,416	94,328
Gain on sale of investment securities, net	(18,849)	(85)
Stock-based compensation	27,165	20,264
Provision (benefit) for deferred income taxes	10,572	(24,011)
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(383,385)	(16,612)
Other assets	(195,211)	(126,467)
Benefits payable	381,462	456,882
Other liabilities	(104,475)	143,426
Unearned revenues	(12,457)	1,199,719
Other	9,158	16,216
Net cash provided by operating activities	108,462	2,051,747	($1,943,285)	-94.7%

Cash flows from investing activities
Acquisitions, net of cash acquired	(266,093)	(27,005)
Purchases of property and equipment	(112,047)	(114,717)
Proceeds from sales of property and equipment	2	4,072
Purchases of investment securities	(3,524,144)	(1,873,295)
Proceeds from maturities of investment securities	274,347	769,956
Proceeds from sales of investment securities	2,649,402	926,603
Change in securities lending collateral	536,723	(718,075)
Net cash used in investing activities	(441,810)	(1,032,461)	$590,651	57.2%

Cash flows from financing activities
Receipts from CMS contract deposits	1,188,830	1,483,359
Withdrawals from CMS contract deposits	(1,079,245)	(1,223,982)
Borrowings under credit agreement	425,000	710,000
Repayments under credit agreement	(1,225,000)	(760,000)
Proceeds from issuance of senior notes	749,247	-
Debt issue costs	(5,480)	-
Change in book overdraft	28,739	(3,959)
Change in securities lending payable	(536,723)	718,075
Common stock repurchases	(94,661)	(7,203)
Excess tax benefit from stock-based compensation	9,344	14,554
Proceeds from stock option exercises and other	7,486	30,335
Net cash (used in) provided by financing activities	(532,463)	961,179	($1,493,642)	-155.4%

(Decrease)/increase in cash and cash equivalents	(865,811)	1,980,465
Cash and cash equivalents at beginning of period	2,040,453	1,740,304

Cash and cash equivalents at end of period	$1,174,642	$3,720,769

S-7

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended June 30,				Six Months Ended June 30,
				Percentage				Percentage
	2008	2007	Difference	Change	2008	2007	Difference	Change
Benefits ratio
Government Segment	86.3%	84.3%	2.0%		88.1%	86.7%	1.4%
Commercial Segment	81.0%	80.7%	0.3%		79.0%	80.1%	-1.1%
Consolidated	85.0%	83.4%	1.6%		85.8%	85.1%	0.7%

Selling, general, and administrative expense ratio (A)
Government Segment	9.5%	10.0%	-0.5%		10.1%	10.4%	-0.3%
Commercial Segment	21.5%	21.8%	-0.3%		21.9%	21.2%	0.7%
Consolidated	12.6%	13.0%	-0.4%		13.2%	13.2%	0.0%

Detail of pretax income
Government Segment	$249,449	$288,790	($39,341)	-13.6%	$246,212	$306,655	($60,443)	-19.7%
Commercial Segment	75,565	50,800	24,765	48.8%	202,730	145,156	57,574	39.7%
Consolidated	$325,014	$339,590	($14,576)	-4.3%	$448,942	$451,811	($2,869)	-0.6%

Detail of pretax margins
Government Segment	4.6%	6.0%	-1.4%		2.4%	3.3%	-0.9%
Commercial Segment	3.9%	3.1%	0.8%		5.3%	4.4%	0.9%
Consolidated	4.4%	5.3%	-0.9%		3.1%	3.6%	-0.5%

S-8

Humana Inc.
Membership Detail
In thousands

				Year-over-year Change			Sequential Change
	Ending June 30, 2008	Average - 2Q08	Ending June 30, 2007	Amount	Percent	Ending March 31, 2008	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	494.0	485.2	452.4	41.6	9.2%	465.6	28.4	6.1%
Medicare Advantage - PPO	163.5	156.6	66.9	96.6	144.4%	134.0	29.5	22.0%
Medicare Advantage - PFFS	687.5	685.5	614.4	73.1	11.9%	668.1	19.4	2.9%
Total Medicare Advantage	1,345.0	1,327.3	1,133.7	211.3	18.6%	1,267.7	77.3	6.1%
Medicare - PDP - Standard	1,531.6	1,542.4	2,131.0	(599.4)	-28.1%	1,584.5	(52.9)	-3.3%
Medicare - PDP - Enhanced	1,409.4	1,401.8	1,075.9	333.5	31.0%	1,394.9	14.5	1.0%
Medicare - PDP - Complete	164.2	165.8	233.2	(69.0)	-29.6%	170.8	(6.6)	-3.9%
Total Medicare stand-alone PDPs	3,105.2	3,110.0	3,440.1	(334.9)	-9.7%	3,150.2	(45.0)	-1.4%
Total Medicare	4,450.2	4,437.3	4,573.8	(123.6)	-2.7%	4,417.9	32.3	0.7%
Military services insured	1,737.6	1,734.2	1,717.6	20.0	1.2%	1,728.1	9.5	0.5%
Military services ASO	1,206.2	1,203.4	1,150.6	55.6	4.8%	1,193.0	13.2	1.1%
Total military services	2,943.8	2,937.6	2,868.2	75.6	2.6%	2,921.1	22.7	0.8%
Medicaid insured	387.7	385.1	384.9	2.8	0.7%	384.2	3.5	0.9%
Medicaid ASO	173.8	174.6	182.7	(8.9)	-4.9%	175.4	(1.6)	-0.9%
Total Medicaid	561.5	559.7	567.6	(6.1)	-1.1%	559.6	1.9	0.3%
Total Government Segment	7,955.5	7,934.6	8,009.6	(54.1)	-0.7%	7,898.6	56.9	0.7%
Commercial Segment:
Fully-insured medical:
Group	1,623.3	1,605.9	1,533.0	90.3	5.9%	1,572.9	50.4	3.2%
Individual	297.2	289.4	205.0	92.2	45.0%	272.9	24.3	8.9%
Medicare supplement	16.1	15.7	8.3	7.8	94.0%	15.2	0.9	5.9%
Total fully-insured medical	1,936.6	1,911.0	1,746.3	190.3	10.9%	1,861.0	75.6	4.1%
ASO	1,621.9	1,612.7	1,532.4	89.5	5.8%	1,597.7	24.2	1.5%
Total Commercial Segment	3,558.5	3,523.7	3,278.7	279.8	8.5%	3,458.7	99.8	2.9%

Total medical membership	11,514.0	11,458.3	11,288.3	225.7	2.0%	11,357.3	156.7	1.4%

Specialty Membership
Dental - fully-insured	2,612.2	2,618.8	978.1	1,634.1	167.1%	2,632.8	(20.6)	-0.8%
Dental - ASO	1,074.0	1,078.8	499.9	574.1	114.8%	1,084.1	(10.1)	-0.9%
Total dental	3,686.2	3,697.6	1,478.0	2,208.2	149.4%	3,716.9	(30.7)	-0.8%
Vision	2,160.9	2,251.1	-	2,160.9	100.0%	2,301.0	(140.1)	-6.1%
Other supplemental benefits(B)	897.3	898.5	452.0	445.3	98.5%	898.3	(1.0)	-0.1%
Total specialty membership	6,744.4	6,847.2	1,930.0	4,814.4	249.5%	6,916.2	(171.8)	-2.5%

S-9

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month(C)
	Three Months Ended June 30,				Three Months Ended June 30,
			Dollar	Percentage
	2008	2007	Change	Change	2008	2007
Premium revenues
Government Segment:
Medicare Advantage	$3,491,824	$2,804,438	$687,386	24.5%	$877	$825
Medicare stand-alone PDPs	905,071	1,051,259	(146,188)	-13.9%	$97	$102
Total Medicare	4,396,895	3,855,697	541,198	14.0%
Military services insured(D)	806,976	725,040	81,936	11.3%	$155	$141
Medicaid insured	141,976	132,486	9,490	7.2%	$123	$115
Total Government Segment premiums	5,345,847	4,713,223	632,624	13.4%
Commercial Segment:
Fully-insured medical	1,526,026	1,402,082	123,944	8.8%	$266	$269
Specialty	234,879	107,945	126,934	117.6%	$13	$22
Total Commercial Segment premiums	1,760,905	1,510,027	250,878	16.6%
Total premium revenues	$7,106,752	$6,223,250	$883,502	14.2%

Administrative services fees
Military services ASO(D)	$17,403	$15,535	$1,868	12.0%	$5	$4
Medicaid ASO	2,053	2,136	(83)	-3.9%	$4	$4
Commercial Segment	93,508	79,422	14,086	17.7%	$12	$13
Total administrative services fees	$112,964	$97,093	$15,871	16.3%

S-10

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month(C)
	Six Months Ended June 30,				Six Months Ended June 30,
			Dollar	Percentage
	2008	2007	Change	Change	2008	2007
Premium revenues
Government Segment:
Medicare Advantage	$6,659,541	$5,547,149	$1,112,392	20.1%	$862	$828
Medicare stand-alone PDPs	1,780,070	1,957,685	(177,615)	-9.1%	$95	$94
Total Medicare	8,439,611	7,504,834	934,777	12.5%
Military services insured(D)	1,617,635	1,452,255	165,380	11.4%	$156	$141
Medicaid insured	285,656	261,811	23,845	9.1%	$124	$113
Total Government Segment premiums	10,342,902	9,218,900	1,124,002	12.2%
Commercial Segment:
Fully-insured medical	3,007,512	2,792,887	214,625	7.7%	$267	$269
Specialty	468,939	216,026	252,913	117.1%	$13	$22
Total Commercial Segment premiums	3,476,451	3,008,913	467,538	15.5%
Total premium revenues	$13,819,353	$12,227,813	$1,591,540	13.0%

Administrative services fees
Military services ASO(D)	$37,927	$29,829	$8,098	27.1%	$5	$4
Medicaid ASO	4,235	4,232	3	0.1%	$4	$4
Commercial Segment	182,781	158,896	23,885	15.0%	$11	$13
Total administrative services fees	$224,943	$192,957	$31,986	16.6%

S-11

Humana Inc.
Percentage of Ending Membership under Capitation Arrangements

	Government Segment					Commercial Segment
June 30, 2008	Medicare Advantage	Medicare stand-alone PDPs	Military Services	Medicaid	Total Govt. Segment	Fully-insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based(E)	1.9%	-	-	-	0.3%	1.3%	-	0.7%	0.4%
Capitated HMO physician group based(E)	3.7%	-	-	26.8%	2.5%	1.4%	-	0.8%	2.0%
Risk-sharing(F)	20.4%	-	-	41.7%	6.4%	1.3%	-	0.7%	4.7%
All other membership	74.0%	100.0%	100.0%	31.5%	90.8%	96.0%	100.0%	97.8%	92.9%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

June 30, 2007

Capitated HMO hospital system based(E)	2.5%	-	-	-	0.3%	1.4%	-	0.8%	0.5%
Capitated HMO physician group based(E)	2.0%	-	-	26.0%	2.1%	1.5%	-	0.8%	1.8%
Risk-sharing(F)	24.3%	-	-	41.4%	6.4%	1.5%	-	0.8%	4.8%
All other membership	71.2%	100.0%	100.0%	32.6%	91.2%	95.6%	100.0%	97.6%	92.9%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

S-12

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in thousands

	June 30,	March 31,	December 31,
	2008	2008	2007
Detail of benefits payable
IBNR and other benefits payable(G)	$2,196,494	$1,997,213	$1,918,460
Unprocessed claim inventories(H)	228,700	212,000	213,400
Processed claim inventories(I)	127,707	118,132	91,938
Payable to pharmacy benefit administrator(J)	141,984	185,219	131,663
Benefits payable, excluding military services	2,694,885	2,512,564	2,355,461

Military services IBNR(K)	320,172	281,208	265,178
Other military services benefits payable(L)	90,634	91,599	76,194
Military services benefits payable	410,806	372,807	341,372
Total Benefits Payable	$3,105,691	$2,885,371	$2,696,833

	Six Months Ended	Six Months Ended	Year Ended
	June 30, 2008	June 30, 2007	December 31, 2007
Year-to-date changes in benefits payable, excluding military services(M)

Balances at January 1	$2,355,461	$1,979,733	$1,979,733

Acquisitions	27,396	-	41,030

Incurred related to:
Current year	10,628,582	9,284,684	18,015,246
Prior years(N)	(221,485)	(156,032)	(242,922)
Total incurred	10,407,097	9,128,652	17,772,324

Paid related to:
Current year	(8,602,235)	(7,281,526)	(16,012,828)
Prior years	(1,492,834)	(1,388,603)	(1,424,798)
Total paid	(10,095,069)	(8,670,129)	(17,437,626)

Balances at end of period	$2,694,885	$2,438,256	$2,355,461

	Six Months Ended	Six Months Ended	Year Ended
	June 30, 2008	June 30, 2007	December 31, 2007
Summary of Consolidated Benefits Expense:
Total benefits expense incurred, per above	$10,407,097	$9,128,652	$17,772,324
Military services benefits	1,429,657	1,266,763	2,481,815
Future policy benefit expense(O)	19,762	9,003	16,392
Consolidated Benefits Expense	$11,856,516	$10,404,418	$20,270,531

S-13

Humana Inc.
Benefits Payable Statistics(P)

Receipt Cycle Time(Q)
	2008	2007	Change	Percentage Change
1st Quarter Average	15.1	15.6	(0.5)	-3.2%
2nd Quarter Average	15.0	15.6	(0.6)	-3.8%
3rd Quarter Average	-	15.9	N/A	N/A
4th Quarter Average	-	15.1	N/A	N/A
Full Year Average	15.1	15.6	(0.5)	-3.2%

Unprocessed Claims Inventories

Date	Estimated Valuation (000s)	Claim Item Counts	Number of Days on Hand
6/30/2006	$193,700	702,000	4.8
9/30/2006	$187,900	623,900	5.4
12/31/2006	$218,400	757,700	6.1
3/31/2007	$222,300	747,200	5.5
6/30/2007	$211,300	751,600	4.9
9/30/2007	$224,000	819,100	6.1
12/31/2007	$213,400	683,500	5.0
3/31/2008	$212,000	673,000	4.4
6/30/2008	$228,700	742,800	4.6

S-14

Humana Inc.
Benefits Payable Statistics (Continued)(P)

Days in Claims Payable(R)
Quarter Ended	Days in Claim Payable (DCP)	Change Last 4 Quarters	Percentage Change	DCP Excluding Capitation	Change Last 4 Quarters	Percentage Change
6/30/2006	55.8	9.7	21.0%	62.0	9.6	18.3%
9/30/2006	57.5	7.2	14.2%	64.3	5.5	9.4%
12/31/2006	56.3	6.0	11.9%	64.0	7.4	13.1%
3/31/2007	59.3	5.8	10.8%	66.0	5.5	9.1%
6/30/2007	60.0	4.2	7.5%	68.5	6.5	10.5%
9/30/2007	61.8	4.3	7.5%	70.2	5.9	9.2%
12/31/2007	60.2	3.9	6.9%	68.3	4.3	6.7%
3/31/2008	56.9	(2.4)	-4.0%	63.3	(2.7)	-4.1%
6/30/2008	57.2	(2.8)	-4.7%	63.3	(5.2)	-7.6%

Year-to-Date Change in Days in Claims Payable(S)
			1H08	FY07
DCP - beginning of period			60.2	56.3
Components of change in DCP:
Internal versus outsourced claims processing cycle times			(2.6)	(0.2)
Increase in the Part D component of MAPD expense			(1.9)	(0.5)
Increase in Medicare PPO business			(1.1)	0.2
Change in unprocessed claims inventories			(0.5)	(0.1)
Change in processed claims inventories			0.7	(0.1)
Change in pharmacy payment cutoff			(0.4)	0.3
Change in provider payables under risk arrangements			2.9	3.4
All other			(0.1)	0.9
DCP - end of period			57.2	60.2

S-15

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
2Q08 Earnings Release

Footnotes
(A)	The selling, general and administrative (SG&A) expense ratio is defined as SG&A expenses as a percent of premiums, administrative services fees and other revenue.
(B)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(C)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(D)	Military services revenues are not contracted on a per-member basis.
(E)	In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a benefit expense ratio. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such physicians and hospitals for services rendered to their HMO membership.
(F)	In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the benefit expenses of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.
(G)	IBNR represents an estimate of benefit expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(H)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(I)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.
(J)	The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.
(K)	Military services IBNR primarily fluctuates due to benefit expense inflation and changes in the utilization of benefits. Amount includes unprocessed inventories as an independent third party administrator processes all military services benefit claims on the company's behalf.
(L)	Other military benefits payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as receivables in the company's balance sheet).
(M)	The table excludes activity associated with military services benefits payable, because the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. More specifically, the risk-sharing provisions of the military services contracts with the federal government and with subcontractors effectively limit profits and losses when actual claim experience varies from the targeted claim amount negotiated annually. As a result of these contract provisions, the impact of changes in estimates for prior year military services benefits payable are substantially offset by the associated changes in estimates of revenue from health care services reimbursements. As such, any impact on our results of operations is reduced substantially, whether positive or negative.
(N)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine our estimate of claim reserves during the quarter.
(O)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(P)	Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.
(Q)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for our largest claim processing platforms represent 80% to 85% of the company's fully-insured claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(R)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefit expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a benefits payable IBNR reserve), the company has also summarized this metric excluding capitation expense. In addition, this calculation excludes the impact of the company's military services and stand-alone PDP business.
(S)	DCP fluctuates due to a number of issues, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter. This analysis excludes the impact of military services and Medicare stand-alone PDPs upon DCP.

CONTACT:
Humana Inc.
Investor Relations
Regina Nethery, 502-580-3644
Rnethery@humana.com
or
Corporate Communications
Tom Noland, 502-580-3674
Tnoland@humana.com